SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

(Amendment No. )

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Aspiriant Trust
(Name of Registrant as Specified in Its Charter)

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ASPIRIANT RISK-MANAGED MUNICIPAL BOND FUND

A series of Aspiriant Trust

IMPORTANT NOTICE REGARDING THE
INTERNET AVAILABILITY OF INFORMATION STATEMENT

August 15, 2016

As a shareholder of the Aspiriant Risk-Managed Municipal Bond Fund (the “Fund”), a series of Aspiriant Trust (the “Trust”), you are receiving this notice regarding the internet availability of an information statement (the “Information Statement”) relating to the appointment of a new sub-adviser to manage a portion of the Fund’s assets. This notice presents an overview of the Information Statement that is available to you on the internet or, upon request, by mail. We encourage you to access and review all of the important information contained in the Information Statement. As described below, the Information Statement is for informational purposes only and, as a shareholder of the Fund, you do not need to take any action in connection with the changes.

At a meeting of the Trust’s Board of Trustees (the “Board”) on April 28, 2016, the Board unanimously approved a sub-advisory agreement between Aspiriant, LLC (the “Adviser”) and Wells Capital Management, Inc. (“WellsCap”) with respect to the Fund. Effective May 16, 2016, WellsCap began managing a portion of the Fund’s assets.

The Fund has received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission that permits the Adviser, subject to certain conditions such as approval by the Board, to enter into a new sub-advisory agreement with an unaffiliated sub-adviser or to change the terms of an existing sub-advisory agreement with an unaffiliated sub-adviser. Approval by the Fund’s shareholders is not required, but the Manager of Managers Order requires that the Information Statement be made available to the Fund’s shareholders.

By sending you this notice, the Fund is notifying you that it is making the Information Statement available to you via the internet in lieu of mailing you a paper copy. You may print and view the Information Statement on the Fund’s website at www.aspiriantfunds.com/aspiriant-risk-managed-municipal-bond-fund/. The Information Statement will be available on the website until at least November 13, 2016. To view and print the Information Statement, click on the link called Information Statement. You may request a paper copy of the Information Statement, free of charge, by contacting the Fund in writing at P.O. Box 2175, Milwaukee, Wisconsin 53201-2175 or by calling 877-997-9971. The Fund’s most recent annual report and semi-annual report are available upon request, without charge, by contacting the Fund in writing at P.O. Box 2175, Milwaukee, Wisconsin 53201-2175, by calling 877-997-9971, or by visiting www.aspiriantfunds.com.

Only one copy of this notice will be delivered to shareholders of the Fund who reside at the same address, unless the Fund has received instructions to the contrary. If you would like to receive an additional copy, please write to the Fund at P.O. Box 2175, Milwaukee, Wisconsin 53201-2175 or call 877-997-9971. Shareholders wishing to receive separate copies of notices in the future, and shareholders sharing an address who wish to receive a single copy if they currently are receiving multiple copies, should also contact the Fund.

If you want to receive a paper copy of the Information Statement, you must request one.
There is no charge to you to obtain a copy.

ASPIRIANT RISK-MANAGED MUNICIPAL BOND FUND

A series of Aspiriant Trust

INFORMATION STATEMENT

August 15, 2016

This Information Statement is for informational purposes only and no action is requested on your part. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is being made available to shareholders of Aspiriant Risk-Managed Municipal Bond Fund (the “Fund”), a series of Aspiriant Trust (the “Trust”), in lieu of a proxy statement, pursuant to the terms of an exemptive order (the “Manager of Managers Order”) that the Fund received from the U.S. Securities and Exchange Commission (the “SEC”). The Manager of Managers Order permits Aspiriant, LLC (the “Adviser”), subject to certain conditions such as approval by the Trust’s Board of Trustees (the “Board”), and without approval by shareholders, to retain an unaffiliated sub-adviser that the Adviser believes is best suited to achieve the Fund’s investment objective.

Appointment of Wells Capital Management, Inc. as Sub-Adviser to the Fund

At a meeting held on April 28, 2016, the Board, including its members who are not “interested persons” of the Trust (the “Independent Trustees”), within the meaning of the Investment Company Act of 1940 (the “1940 Act”), unanimously approved a form of sub-advisory agreement between the Adviser and Wells Capital Management, Inc. (“WellsCap”) with respect to the Fund. Effective May 16, 2016, WellsCap began managing a portion of the Fund’s assets.

Considerations by the Board of Trustees

In considering whether to approve the sub-advisory agreement between the Adviser and WellsCap with respect to the Fund (the “Agreement”), the Board considered and discussed information and analysis provided by the Adviser and WellsCap. The Board considered all factors that it deemed to be relevant. In its deliberations, the Board did not identify any single factor that was paramount or controlling and individual Trustees may have attributed different weights to various factors. Certain factors considered by the Board are addressed in more detail below.

Nature, Extent, and Quality of Services. In considering the nature, extent, and quality of the services to be provided by WellsCap to the Fund, the Board reviewed, among other things, WellsCap’s personnel, experience, and compliance program. The Board considered the background and experience of WellsCap’s senior management and the qualifications, backgrounds, and responsibilities of the portfolio managers to be responsible for the day-to-day management of the Fund. The Board also reviewed information pertaining to WellsCap’s organizational structure, investment operations, and other relevant information, including information relating to the financial condition of WellsCap to determine whether adequate resources were available to provide a high level of service to the Fund. The Board concluded that, within the context of its full deliberations, it was satisfied with the nature, extent, and quality of the services to be provided to the Fund by WellsCap.

Performance. The Board reviewed the investment performance of WellsCap with respect to its comparable accounts and further discussed its expertise in managing investment pools. The Board noted that the composite outperformed its comparative index. The Board concluded that, within the context of its full deliberations, the Fund should be in a position to benefit from the expertise of WellsCap in managing its comparable accounts.

Costs of Services and Profitability. The Board reviewed the proposed sub-advisory fee and comparative information. The Board noted that the Adviser would be responsible for paying WellsCap out of the advisory fee it receives from the Fund. The Board reviewed the estimated profitability of the Fund to WellsCap and considered whether the level of profitability was reasonable and justified in light of the quality of the services proposed. The Board concluded that the proposed fee was fair and reasonable in light of the services that the Fund expects to receive.

Economies of Scale. The Board considered the potential for economies of scale and noted that WellsCap’s fee schedule includes breakpoints.

Ancillary Benefits. The Board noted the potential benefits to be received by WellsCap as a result of its relationship with the Fund (other than the sub-advisory fee), including the intangible benefits of its association with the Trust generally and any favorable publicity arising in connection with the Fund’s performance.

Conclusion. Based on its deliberations and evaluation of the information described above, the Board, including the Independent Trustees, unanimously: (i) concluded that the terms of the Agreement are fair and reasonable; (ii) concluded that the fee to be paid to WellsCap is fair and reasonable in light of the services that it will provide to the Fund; and (iii) agreed to approve the Agreement for an initial term of two years.

Information about the Adviser

The Adviser, located at 11100 Santa Monica Blvd, Suite 600, Los Angeles, California 90025, has served as the investment adviser for the Fund since its inception on July 1, 2015. The Adviser oversees WellsCap to ensure its compliance with the investment policies and guidelines of the Fund and monitors WellsCap’s adherence to its investment style.

For the fiscal year ended February 29, 2016, the Fund paid advisory fees to the Adviser in the amount of $1,404,406, which represents an annual effective rate of 0.38% based on the Fund’s average daily net assets. Effective August 5, 2016, the Adviser is entitled to an advisory fee computed at an annual rate of 0.27% of the Fund’s average daily net assets. From July 1, 2016 through August 4, 2016, the Adviser was entitled to an advisory fee computed at an annual rate of 0.30% of the Fund’s average daily net assets. From November 1, 2015 through June 30, 2016, the Adviser was entitled to an advisory fee computed at an annual rate of 0.35% of the Fund’s average daily net assets. Prior to November 1, 2015, the Adviser was entitled to an advisory fee computed at an annual rate of 0.42% of the Fund’s average daily net assets.

The Adviser is responsible for paying all sub-advisers for their services to the Fund. For the fiscal year ended February 29, 2016, the Adviser paid sub-advisory fees of $898,902 for services provided to the Fund, which represents an annual rate of 0.24% based on the Fund’s average daily net assets.

Pursuant to an administrative services agreement with the Trust, the Adviser is entitled to a fee calculated at an annual rate of 0.10% of the Fund’s average daily net assets for providing administrative services to the Fund. Such services include the review of shareholder reports and other filings with the SEC; oversight and management of the Fund’s primary service providers; periodic due diligence reviews of the Fund’s primary service providers; coordination and negotiation of all of the contracts and pricing relating to the Fund’s primary service providers; providing information to the Independent Trustees relating to the review and selection of the Fund’s primary service providers; coordination of quarterly and special board meetings; and all such other duties or services necessary for the appropriate administration of the Fund. For the fiscal year ended February 29, 2016, the Adviser voluntarily waived a portion of its administrative services fee and the Fund paid the Adviser $111,056 for the administrative services it provided during that period.

Information about WellsCap

WellsCap serves as a sub-adviser to the Fund. Located at 525 Market Street, 10th Floor, San Francisco, CA 94105, WellsCap was organized in 1981 and provides a broad range of investment management advisory services to institutional clients. WellsCap is a wholly-owned subsidiary of WellsCap Fargo Bank, N.A., which is indirectly wholly owned by Wells Fargo & Company, a publicly listed company.

The names and principal occupations of the principal executive officer and the directors of WellsCap are listed below:

Name	Principal Occupation
Kirk Hartman	President & Chief Investment Officer
Jon Baranko	Investments/Trading/Investment Risk
David Germany	Investments/Trading/Investment Risk
Andy Hunt	Investments/Trading/Investment Risk
Deirdre Flood(1)	Client Services
Karen Norton	Operations: Client Administration, Trade Settlement, Portfolio Accounting, Client Reporting
Siobhan Foy	Compliance
Angela Coffman(2)	Finance
Amru Khan(3)	Sales, Client Relations, Marketing, Strategic Initiatives
Sallie Squire	Professional Development, Administration
Joel Carlson	Technology: Information Security, BCP
Jim Paulsen, Ph.D	Strategy Officer

(1)	Reporting through Wells Fargo Asset Management
(2)	Reporting through Wells Fargo Bank, N.A.
(3)	Reporting through Wells Fargo Asset Management

Similar Funds. WellsCap subadvises the Wells Fargo Municipal Bond Fund (the “Wells Fargo Fund”), which is another registered investment company with an investment objective similar to that of the Fund. As of June 30, 2016, the Wells Fargo Fund had assets of approximately $2.9 billion. WellsCap’s sub-advisory fee for the Wells Fargo Fund is 0.20% for the first $100 million in assets, 0.175% for the next $200 million in assets, 0.150% for the next $200 million in assets, and 0.100% for assets over $500 million.

Portfolio Management Team. The following portfolio managers of WellsCap are responsible for the day-to-day management of the Fund:

Lyle Fitterer. Mr. Fitterer, CFA, CPA, joined WellsCap, or one of its predecessor firms, in 1989, where he currently serves as a Senior Portfolio Manager and is the Managing Director and Head of the Tax-Exempt Fixed Income team.

Robert Miller. Mr. Miller joined WellsCap in 2008, where he currently serves as a Senior Portfolio Manager with the Tax-Exempt Fixed Income team.

Terms of the Agreement. The Agreement will continue in effect for two years from its effective date, unless sooner terminated. After the initial two-year term, the continuance of the Agreement must be specifically approved at least annually in conformance with the 1940 Act. The Agreement will terminate automatically in the event of its assignment or in the event of a termination of the advisory agreement between the Trust and the Adviser, and is terminable at any time without penalty (i) by the Fund by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund, (ii) by the Adviser on 60 days written notice to WellsCap, or (iii) by WellsCap on 90 days written notice to the Adviser. The Agreement provides that WellsCap shall not be protected against any liability caused by or directly related to its willful misfeasance, bad faith, or negligence or to the reckless disregard of its duties under the Agreement.

WellsCap is entitled to an annual fee for its investment sub-advisory services to the Fund. All sub-advisory fees are paid by the Adviser and not the Fund. Therefore, there is no increase in fees to be paid by the Fund in connection with the appointment of WellsCap as a sub-adviser to the Fund.

General Information

Other Service Providers. The Trust’s administrator, UMB Fund Services, Inc., and its distributor, UMB Distribution Services, LLC, are located at 235 West Galena Street, Milwaukee, WI 53212.

Affiliated Broker Commissions. No brokerage commissions were paid by the Fund to any direct or indirect affiliated persons (as defined in the 1940 Act) of the Fund for the fiscal year ended February 29, 2016.

Share Ownership. As of July 31, 2016, Charles Schwab & Co., Inc. held of record 96.53% of the shares of the Fund. As of July 31, 2016, the Trustees and officers of the Trust owned of record, in aggregate, less than 1% of the outstanding shares of the Fund.

Financial Information. The Fund’s most recent annual and semi-annual reports are available upon request, without charge, by contacting the Fund in writing at P.O. Box 2175, Milwaukee, Wisconsin 53201-2175, by calling 877-997-9971, or by visiting www.aspiriantfunds.com.

Shareholder Proposals. The Trust is not required, nor does it intend, to hold annual meetings of shareholders for the election of Trustees and other business. Instead, meetings will be held only when and if required (for example, whenever less than a majority of the Board has been elected by shareholders). Any shareholder desiring to present a proposal for consideration at the next shareholder meeting must submit the proposal in writing so that it is received within a reasonable time before any meeting. A proposal should be sent to the Trust at 11100 Santa Monica Blvd, Suite 600, Los Angeles, California 90025.

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